UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  April 25, 2007


                  Exact name of registrants as specified in       IRS Employer
 Commission    their charters, address of principal executive    Identification
File Number       offices and registrants' telephone number          Number
-----------    ----------------------------------------------    ---------------
  1-14465                      IDACORP, Inc.                       82-0505802
   1-3198                   Idaho Power Company                    82-0130980
                            1221 W. Idaho Street
                            Boise, ID 83702-5627
                               (208) 388-2200

               State or Other Jurisdiction of Incorporation: Idaho


                                      None
--------------------------------------------------------------------------------
          Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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                                  IDACORP, Inc.
                               Idaho Power Company
                                    Form 8-K

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEEMENT

On April 25, 2007, IDACORP, Inc. ("IDACORP") entered into an Amended and Restated Credit Agreement (the "IDACORP Facility") with Wachovia Bank, National Association, as administrative agent, swingline lender and LC issuer, JPMorgan Chase Bank, N.A., as syndication agent, Keybank National Association, Wells Fargo Bank, N.A. and Bank of America, N.A., as documentation agents, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, and the other financial institutions party thereto, as lenders. The IDACORP Facility amends and restates IDACORP's existing $150 million credit facility, dated as of May 3, 2005, that was to expire on March 31, 2010.

The IDACORP Facility is a $100 million five-year credit agreement that terminates on April 25, 2012. The IDACORP Facility, which will be used for general corporate purposes and commercial paper backup, provides for the issuance of loans and standby letters of credit not to exceed the aggregate principal amount at any one time outstanding of $100 million, including swingline loans in an aggregate principal amount at any time outstanding not to exceed $10 million. IDACORP has the right to request an increase in the aggregate principal amount of the IDACORP Facility to $150 million and to request one-year extensions of the then existing termination date.

On April 25, 2007, Idaho Power Company ("IPC") entered into an Amended and Restated Credit Agreement (the "IPC Facility" and together with the IDACORP Facility, the "Facilities") with Wachovia Bank, National Association, as administrative agent, swingline lender and LC issuer, JPMorgan Chase Bank, N.A., as syndication agent, Keybank National Association, US Bank National Association and Bank of America, N.A., as documentation agents, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, and the other financial institutions party thereto, as lenders. The IPC Facility amends and restates IPC's existing $200 million credit facility, dated as of May 3, 2005, that was to expire on March 31, 2010.

The IPC Facility is a $300 million five-year credit agreement that terminates on April 25, 2012. The IPC Facility, which will be used for general corporate purposes and commercial paper backup, provides for the issuance of loans and standby letters of credit not to exceed the aggregate principal amount at any one time outstanding of $300 million, including swingline loans in an aggregate principal amount at any time outstanding not to exceed $30 million. IPC has the right to request an increase in the aggregate principal amount of the IPC Facility to $450 million and to request one-year extensions of the then existing termination date.

The IDACORP Facility and the IPC Facility have similar terms and conditions. Under the terms of the Facilities, IDACORP and IPC may borrow via floating rate advances and Eurodollar advances. Swingline loans will be made and maintained as LIBOR market index rate advances.


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The floating rate is equal to the higher of (i) the prime rate announced by
Wachovia Bank and (ii) the sum of the federal funds effective rate for such day plus 1/2 percent per annum, plus, in each case, an applicable margin. The Eurodollar rate is based upon the British Bankers' Association interest settlement rate for deposits in U.S. dollars published on the Telerate Successor Page 3750 (or any successor page) as adjusted by the applicable reserve requirement for Eurocurrency liabilities imposed under Regulation D of the Board of Governors of the Federal Reserve System, for periods of one, two, three or six months plus the applicable margin. The LIBOR market index rate is based upon the rate of interest for one-month U.S. dollar deposits appearing on Telerate Successor Page 3750 (or any successor page) for such day plus the applicable margin in effect for a Eurodollar advance. The margin is based upon the applicable company's rating for senior unsecured long-term debt securities without third-party credit enhancement as provided by Moody's Investors Service ("Moody's") and Standard and Poor's Ratings Services ("S&P"). The margin for the floating rate advances is zero percent unless the applicable company's rating falls below Baa3 from Moody's or BBB- from S&P, at which time it would equal
0.50 percent. The margin for Eurodollar rate advances ranges from 0.150 percent to 0.575 percent depending upon the credit rating. In addition to the margin, if the outstanding aggregate credit exposure exceeds 50 percent of the facility amount, IDACORP or IPC, as applicable, would pay a utilization fee ranging from
0.05 percent to 0.1 percent on outstanding loans depending on the credit rating. A facility fee, ranging from 0.05 percent to 0.175 percent, payable quarterly in arrears, is calculated on the average daily aggregate commitment of the lenders under the relevant credit facility and is also based on the applicable company's rating from Moody's or S&P as indicated above.

In connection with the issuance of letters of credit, IDACORP and IPC, as applicable, must pay (i) a fee equal to the applicable margin for Eurodollar rate advances on the average daily undrawn stated amount under such letters of credit, payable quarterly in arrears, (ii) a fronting fee at a per annum rate of
0.125 percent on the average daily undrawn stated amount under each letter of credit, payable quarterly in arrears and (iii) documentary and processing charges in accordance with the letter of credit issuer's standard schedule for such charges.

A ratings downgrade would result in an increase in the cost of borrowing and of maintaining letters of credit, but would not result in any default or acceleration of the debt under the Facilities.

The events of default under both the IDACORP Facility and the IPC Facility include (i) nonpayment of principal when due and nonpayment of reimbursement obligations under letters of credit within one business day after becoming due and nonpayment of interest or other fees within five days after becoming due,
(ii) materially false representations or warranties made by or on behalf of the applicable company or any of its subsidiaries on the date as of which made,
(iii) breach of covenants, subject in some instances to grace periods, (iv) voluntary and involuntary bankruptcy of the applicable company or any material subsidiary, (v) the non-consensual appointment of a receiver or similar official for the applicable company or any of its material subsidiaries or any substantial portion (as defined in the applicable facility) of its property,
(vi) condemnation of all or any substantial portion of the property of the applicable company and its subsidiaries, (vii) failure of the applicable company or any of its subsidiaries to pay when due indebtedness in excess of $25 million or a default by the applicable company or


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any of its subsidiaries under any agreement under which such debt was created or governed which will cause or permit the acceleration of such debt or if any of such debt is declared to be due and payable prior to its stated maturity, or the applicable company or any of its subsidiaries not paying, or admitting in writing its inability to pay, its debts as they become due, (viii) the applicable company or any of its subsidiaries failing to pay certain judgments,
(ix) the acquisition by any person or two or more persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities
Exchange Act of 1934) of 20 percent or more of the outstanding shares of voting stock of IDACORP, (x) the failure of IDACORP to own free and clear of all liens, all of the outstanding shares of voting stock of IPC, (xi) unfunded liabilities of all single employer plans under the Employee Retirement Income Security Act of 1974 exceeding $75 million and (xii) the applicable company or any subsidiary being the subject of any proceeding or investigation pertaining to the release of any toxic or hazardous waste or substance into the environment or any violation of any environmental law (as defined in the applicable facility) which could reasonably be expected to have a material adverse effect (as defined in the applicable facility). A default or an acceleration of indebtedness of IDACORP or IPC in excess of $25 million, including indebtedness under the applicable facility, will result in a cross default under the other facility.

Upon any event of default relating to the voluntary or involuntary bankruptcy of IDACORP or IPC or the appointment of a receiver, the obligations of the lenders to make loans under the facility and of the letter of credit issuer to issue letters of credit will automatically terminate and all unpaid obligations will become due and payable. Upon any other event of default, the lenders holding 51 percent of the outstanding loans or 51 percent of the aggregate commitments (required lenders) or the administrative agent with the consent of the required lenders may terminate or suspend the obligations of the lenders to make loans under the facility and of the letter of credit issuer to issue letters of credit under the facility and/or declare the obligations to be due and payable. IDACORP and IPC will also be required to deposit into a collateral account an amount equal to the aggregate undrawn stated amount under all outstanding letters of credit and the aggregate unpaid reimbursement obligations thereunder.

If there is a ratings downgrade below investment grade (BBB- or higher by S&P and Baa3 or higher by Moody's), IPC's authority for continuing borrowings under its regulatory approvals issued by the Idaho Public Utilities Commission ("IPUC") and the Oregon Public Utility Commission ("OPUC") must be extended or renewed during the occurrence of the ratings downgrade. The Oregon statutes, however, permit the issuance or renewal of indebtedness maturing not more than one year after the date of such issue or renewal without approval of the OPUC. IPC's authority in Idaho will continue for a period of 364 days from any downgrade below investment grade, during which time IPC may seek an extension or renewal of the IPUC borrowing authority.


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The IDACORP Facility and the IPC Facility each contain a covenant requiring each company to maintain a leverage ratio of consolidated indebtedness to consolidated total capitalization of no more than 65 percent as of the end of each fiscal quarter. Both the IDACORP Facility and the IPC Facility contain additional covenants including:

     (i) prohibitions against investments and acquisitions by the applicable company or any subsidiary without the consent of the required lenders subject to exclusions for investments in cash equivalents or securities of the applicable company; investments by the applicable company and its subsidiaries in any business trust controlled, directly or indirectly, by the applicable company to the extent such business trust purchases securities of the applicable company; investments and acquisitions related to the energy business or other business of the applicable company and its subsidiaries made after the date of the Facilities not exceeding $750 million in the aggregate at any one time outstanding (provided that investments in non-energy related businesses made after the date of the Facilities do not exceed $150 million); and investments by the applicable company or a subsidiary in connection with a permitted receivables securitization (as defined in the facility);

     (ii) prohibitions against the applicable company or any material subsidiary merging or consolidating with any other person or selling or disposing of all or substantially all of its property to another person without the consent of the required lenders, subject to exclusions for mergers into or dispositions to the applicable company or a wholly owned subsidiary and dispositions in connection with a permitted receivables securitization;

     (iii) restrictions on the creation of certain liens by the applicable company or any material subsidiary subject to exceptions, including the lien of IPC's first mortgage; and

     (iv) prohibitions on the applicable company or any material subsidiary of the applicable company entering into any agreement restricting the ability of the material subsidiary to declare or pay dividends to the applicable company except pursuant to a permitted receivables securitization.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


Dated:  May 1, 2007

                                        IDACORP, Inc.

                                        By:  /s/ Darrel T. Anderson
                                             ----------------------
                                             Darrel T. Anderson
                                             Senior Vice President -
                                             Administrative Services and
                                             Chief Financial Officer


                                        Idaho Power Company

                                        By:  /s/ Darrel T. Anderson
                                             ----------------------
                                             Darrel T. Anderson
                                             Senior Vice President -
                                             Administrative Services and
                                             Chief Financial Officer


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